NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS
Revenue Growth and Cost Management Programs Drive Higher Margins and EPS

•	Revenues up 5.5% to $386.0 million fueled by 8.0% growth in Technology & Processing Solutions (TPS) revenues. Data and Analytics (D&A) revenues up 5.8% on a constant-currency basis.

•	Operating income from continuing operations up 48.0% to $60.7 million reflecting the benefits of revenue growth, favorable business mix and cost management.

•	Net income from continuing operations up 23.4% to $33.0 million. Diluted EPS increased 24.1% to $0.36. Adjusted EPS rose 41.0% to $0.55.

•	Adjusted EBITDA up 21.1% to $117.8 million; adjusted EBITDA margin up 390 basis points to 30.5%.

•	Repurchased 1.5 million common shares.

•	2015 Financial guidance increased to reflect first half results, projected impact of cost management initiatives and updated view on U.S. mortgage origination unit volumes.

Irvine, Calif., JULY 23, 2015 - CoreLogic (NYSE:CLGX), a leading global property information, analytics and data-enabled services provider, today reported financial results for the quarter ended June 30, 2015.

“CoreLogic delivered another strong operating performance in the second quarter. We grew revenues and gained market share in a number of our core operations. We also continued to invest in our NextGen technology platform and in our product and service development," said Anand Nallathambi, President and Chief Executive Officer of CoreLogic. “As we move forward, we are squarely focused on enabling and accelerating the growth of our unique underwriting, compliance and risk management-related solutions which are powered by our industry-leading property data, analytics and data-enabled workflow tools and platforms.”

“In addition to top-line growth, we expanded adjusted EBITDA margins to over 30% in the second quarter. Higher margins were the result of favorable revenue mix, operating leverage generated by our mortgage-related businesses and cost management,” added Frank Martell, Chief Operating and Financial Officer of CoreLogic. “The durability of our business model allows us to continue to invest in our products and services, technology leadership and operational improvements and, at the same time, return significant amounts of capital to our shareholders and manage our debt balances.”

Second-Quarter Financial Highlights
Second quarter revenues totaled $386.0 million, up 5.5% (7.2% on a constant-currency basis) from prior-year levels, as higher U.S. mortgage origination volumes, market share gains in core underwriting solutions and demand for property data and analytics drove improved results. TPS revenues increased 8.0% year-over-year to $214.0 million driven primarily by higher demand for mortgage-related underwriting solutions and market share growth in our payment processing, flood services and credit services units. D&A revenues were $174.6 million, up 2.2% ( 5.8% on a constant-currency basis) compared with the prior year. Higher D&A revenues were driven principally by growth in insurance, spatial solutions, international and property data revenues, which more than offset the impact of unfavorable foreign currency translation.

Operating income from continuing operations totaled $60.7 million for the second quarter compared with $41.0 million for the second quarter of 2014. The 48.0% increase in operating income resulted primarily from higher revenues, favorable operating leverage in our mortgage-related underwriting solutions businesses and lower expenses related to ongoing cost management and the Company’s strategic transformation program. These cost-related benefits were partially offset by increased depreciation and amortization. Second quarter 2015 operating income margin was 15.7%, up from 11.2% in 2014.

Second quarter net income from continuing operations totaled $33.0 million compared with $26.7 million in 2014. The $6.3 million year-over-year increase was driven primarily by revenue growth and margin expansion, which more than offset the 2014 investment gains and costs associated with the Company's amendment of its credit agreement. Diluted EPS from continuing operations totaled $0.36 for the second quarter of 2015 compared with $0.29 in the second quarter of 2014. Adjusted diluted EPS totaled $0.55, up 41.0%, reflecting the positive impacts of revenue growth, margin improvement and share repurchases.

Adjusted EBITDA totaled $117.8 million in the second quarter 2015 compared with $97.3 million in the same prior year period. Second quarter 2015 adjusted EBITDA margin was 30.5%, up from 26.6% in 2014. The increase in adjusted EBITDA was principally the result of revenue growth, favorable business mix, lower costs related to integrating acquisitions and cost productivity benefits, which were partially offset by investments in product and service development as well as technology, compliance and data monetization initiatives. TPS adjusted EBITDA increased $22.1 million or 43.4% to $73.1 million driven by operating leverage, cost management benefits and lower acquisition-related integration costs. D&A adjusted EBITDA declined $1.1 million or 2.0% to $54.5 million as growth in insurance and geospatial revenues and cost containment benefits was offset by investments in product and service development, technology platforms, compliance infrastructure, data monetization initiatives, and unfavorable currency translation. The impact of unfavorable currency translation on second quarter D&A results was $1.8 million.

Cost Management And Technology Excellence
In line with the Company's demonstrated commitment to operational excellence and progressive growth in profit margins, during the first quarter of 2015, CoreLogic announced a multi-year productivity and cost management program which is expected to reduce expense, on an annual run-rate basis, by approximately $60 million by 2018. Savings are expected to be realized through the reduction of selling, general and administrative costs, outsourcing certain business process functions, consolidation of facilities and other operational improvements. This program will incorporate expected savings from the completion of Phase I of the Company’s previously announced TTI. TTI Phase I, completed during the second quarter of 2015, focused principally on the transition of the Company's existing technology infrastructure to a managed service arrangement with Dell Services. The second phase of the TTI (TTI-NextGen) relates to the development of the Company's next generation technology platform which is designed to augment and eventually replace substantial portions of our legacy systems.

The Company expects to realize approximately $15 million in total savings from its cost productivity and management program during 2015, including $10 million in savings attributable to the completion of TTI Phase I. Additional run-rate savings of $30 million are targeted in 2016 with additional savings of $15 million expected during 2017. Cash and non-cash charges associated with this program are expected to aggregate approximately $20 million and will be incurred over the course of the three-year program.

Liquidity and Capital Resources
At June 30, 2015, the Company had cash and cash equivalents of $113.1 million compared with $104.7 million at December 31, 2014. As of June 30, 2015, the Company had available capacity on its revolving credit facility of $550.0 million. Total debt as of June 30, 2015 was approximately $1.3 billion. During April 2015, the Company completed an amendment to its senior secured credit agreement which increased borrowing capacity and lowered interest rates. In addition, the amendment provided for increased flexibility for acquisitions and certain types of investments as well as an extension of the maturity by approximately thirteen months.

Free cash flow (FCF) for the twelve months ended June 30, 2015 totaled $256.1 million, which represented 61.5% of adjusted EBITDA. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Net operating cash provided by continuing operations for the twelve months ended June 30, 2015 was $340.6 million.

During the second quarter, the Company repurchased approximately 1.5 million of its common shares for a total consideration of $58.7 million.

Updated 2015 Financial Guidance (Continuing Operations)
Based on current business conditions and trends, available market estimates of second half 2015 U.S. mortgage origination volumes and the forecasted impact of previously announced investment and cost reduction programs, the Company has updated its 2015 full-year guidance ranges as follows: revenues, adjusted EBITDA and adjusted EPS of $1.49 to $1.51 billion, $410 to $420 million and $1.75 to $1.85 per share, respectively.

Teleconference/Webcast
CoreLogic management will host a live webcast and conference call on Friday, July 24, 2015 at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss reported results.  All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com.  Alternatively, participants may use the following dial-in numbers: 877-930-8098 for U.S./Canada callers or 253-336-8228 for international callers. The Conference ID for the call is 72573150.

Additional detail on the Company's second quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

A replay of the webcast will be available on the CoreLogic investor website for 30 days and also through the conference call number 855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID 72573150.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

About CoreLogic
CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled services provider. The Company's combined data from public, contributory and proprietary sources includes over 4.5 billion records spanning more than 50 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed services. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's investment and strategic growth plans, cost reductions, productivity excellence and the TTI; the Company's overall financial performance, including future revenue and profit growth and market position, and the Company's margin and cash flow profile; the Company's updated 2015 financial guidance and assumptions thereunder; and the Company's plans to reduce outstanding debt and continue to return capital to shareholders through the share repurchase program. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. These additional risks and uncertainties include but are not limited to: limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; compromises in the security of our data, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally; our ability to protect proprietary rights; our cost reduction program, TTI and growth strategies and our ability to effectively and efficiently implement them; risks related to the outsourcing of services and international operations; our indebtedness and the restrictions in our various debt agreements; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; the inability to control the operations or dividend policies of our partially-owned affiliates; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included in this press release. The Company is not able to provide a reconciliation of projected adjusted EBITDA or projected adjusted earnings per share, where provided, to expected results due to the unknown effect, timing and potential significance of special charges or gains.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA, adjusted EPS and FCF, provides useful supplemental information to investors and management regarding CoreLogic's financial condition and results. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, non-cash stock compensation, non-operating gains/losses and other adjustments plus pretax equity in earnings of affiliates. Adjusted net income is defined as income from continuing operations before equity earnings of affiliates, adjusted for non-cash stock compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments plus pretax equity in earnings of affiliates, tax affected at an assumed effective tax rate of 35% for 2015 and 38% for 2014. Adjusted EPS is derived by dividing adjusted net income by diluted weighted average shares. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2015	2014	2015	2014
Operating revenues	$386,013	$365,970	$750,784	$692,074
Cost of services (excluding depreciation and amortization shown below)	189,743	192,088	375,286	379,748
Selling, general and administrative expenses	98,291	93,422	192,276	187,388
Depreciation and amortization	37,272	35,366	73,192	64,872
Impairment loss	—	4,074	58	4,222
Total operating expenses	325,306	324,950	640,812	636,230
Operating income	60,707	41,020	109,972	55,844
Interest expense:
Interest income	882	1,041	2,340	2,213
Interest expense	17,480	17,321	31,315	34,149
Total interest expense, net	(16,598)	(16,280)	(28,975)	(31,936)
(Loss)/gain on investments and other, net	(1,356)	6,992	(1,047)	2,642
Income from continuing operations before equity in earnings of affiliates and income taxes	42,753	31,732	79,950	26,550
Provision for income taxes	14,156	8,637	25,622	8,751
Income from continuing operations before equity in earnings of affiliates	28,597	23,095	54,328	17,799
Equity in earnings of affiliates, net of tax	4,667	3,874	8,434	6,257
Net income from continuing operations	33,264	26,969	62,762	24,056
Loss from discontinued operations, net of tax	(217)	(10,750)	(329)	(10,363)
Net income	33,047	16,219	62,433	13,693
Less: Net income attributable to noncontrolling interests	258	230	465	495
Net income attributable to CoreLogic	$32,789	$15,989	$61,968	$13,198
Amounts attributable to CoreLogic stockholders:
Net income from continuing operations	$33,006	$26,739	$62,297	$23,561
Loss from discontinued operations, net of tax	(217)	(10,750)	(329)	(10,363)
Net income attributable to CoreLogic	$32,789	$15,989	$61,968	$13,198
Basic income per share:
Net income from continuing operations	$0.37	$0.29	$0.69	$0.26
Loss from discontinued operations, net of tax	—	(0.12)	—	(0.11)
Net income attributable to CoreLogic	$0.37	$0.17	$0.69	$0.15
Diluted income per share:
Net income from continuing operations	$0.36	$0.29	$0.68	$0.25
Loss from discontinued operations, net of tax	—	(0.12)	—	(0.11)
Net income attributable to CoreLogic	$0.36	$0.17	$0.68	$0.14
Weighted-average common shares outstanding:
Basic	89,654	91,750	89,702	91,591
Diluted	90,963	93,062	91,038	93,235

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)	June 30,	December 31,
Assets	2015	2014
Current assets:
Cash and cash equivalents	$113,128	$104,677
Marketable securities	23,800	22,264
Accounts receivable (less allowance for doubtful accounts of $11,686 and $10,826 as of June 30, 2015 and December 31, 2014, respectively)	267,066	214,344
Prepaid expenses and other current assets	52,936	51,375
Income tax receivable	11,227	13,357
Deferred income tax assets, current	90,341	90,341
Assets of discontinued operations	998	4,267
Total current assets	559,496	500,625
Property and equipment, net	350,969	368,614
Goodwill, net	1,769,718	1,780,758
Other intangible assets, net	256,311	278,270
Capitalized data and database costs, net	329,969	333,265
Investment in affiliates, net	103,549	103,598
Restricted cash	11,706	12,360
Other assets	139,629	138,872
Total assets	$3,521,347	$3,516,362
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$167,783	$170,418
Accrued salaries and benefits	85,181	99,786
Deferred revenue, current	268,087	255,330
Current portion of long-term debt	48,064	11,352
Liabilities of discontinued operations	2,887	13,704
Total current liabilities	572,002	550,590
Long-term debt, net of current	1,261,270	1,319,211
Deferred revenue, net of current	423,275	389,308
Deferred income tax liabilities, long term	62,757	63,979
Other liabilities	163,691	161,084
Total liabilities	2,482,995	2,484,172

Redeemable noncontrolling interests	17,997	18,023

Equity:
CoreLogic stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 89,069 and 89,343 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	1	1
Additional paid-in capital	570,697	605,511
Retained earnings	554,903	492,441
Accumulated other comprehensive loss	(105,246)	(83,786)
Total equity	1,020,355	1,014,167
Total liabilities and equity	$3,521,347	$3,516,362

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	For the Six Months Ended
	June 30,
(in thousands)	2015	2014
Cash flows from operating activities:
Net income	$62,433	$13,693
Less: Loss from discontinued operations, net of tax	(329)	(10,363)
Net income from continuing operations	62,762	24,056
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	73,192	64,872
Impairment loss	58	4,222
Provision for bad debt and claim losses	5,754	6,958
Share-based compensation	18,539	15,760
Excess tax benefit related to stock options	(5,641)	(6,275)
Equity in earnings of affiliates, net of taxes	(8,434)	(6,257)
Gain on sale of property and equipment	—	(24)
Loss on early extinguishment of debt	1,589	763
Deferred income tax	(1,113)	3,339
Loss/(gain) on investments and other, net	1,047	(2,642)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(52,792)	7,703
Prepaid expenses and other current assets	(1,561)	1,815
Accounts payable and accrued expenses	(16,582)	(30,314)
Deferred revenue	46,724	(12,369)
Income taxes	(3,355)	44,723
Dividends received from investments in affiliates	16,488	26,052
Other assets and other liabilities	(3,548)	(14,279)
Net cash provided by operating activities - continuing operations	133,127	128,103
Net cash (used in)/provided by operating activities - discontinued operations	(7,372)	7,430
Total cash provided by operating activities	$125,755	$135,533
Cash flows from investing activities:
Purchases of property and equipment	$(21,496)	$(26,296)
Purchases of capitalized data and other intangible assets	(18,707)	(16,533)
Cash paid for acquisitions, net of cash acquired	—	(670,036)
Purchases of investments	(2,516)	—
Proceeds from sale of property and equipment	—	36
Change in restricted cash	654	(494)
Net cash used in investing activities - continuing operations	(42,065)	(713,323)
Net cash used in investing activities - discontinued operations	—	—
Total cash used in investing activities	$(42,065)	$(713,323)
Cash flows from financing activities:
Proceeds from long-term debt	$14,375	$690,017
Debt issuance costs	(6,452)	(14,042)
Repayment of long-term debt	(36,078)	(56,550)
Proceeds from issuance of stock related to stock options and employee benefit plans	18,109	4,440
Minimum tax withholding paid on behalf of employees for restricted stock units	(12,742)	(15,034)
Shares repurchased and retired	(58,720)	(32,041)
Excess tax benefit related to stock options	5,641	6,275
Net cash (used in)/provided by financing activities - continuing operations	(75,867)	583,065
Net cash provided by financing activities - discontinued operations	—	—
Total cash (used in)/provided by financing activities	$(75,867)	$583,065
Effect of exchange rate on cash	1,132	903
Net increase in cash and cash equivalents	8,955	6,178
Cash and cash equivalents at beginning of period	104,677	134,419
Less: Change in cash and cash equivalents - discontinued operations	(7,372)	7,430
Plus: Cash swept (to)/from discontinued operations	(7,876)	7,057
Cash and cash equivalents at end of period	$113,128	$140,224

Please refer to the full Form 10-Q filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA
UNAUDITED

	For the Three Months Ended June 30, 2015
(in thousands)	D&A	TPS	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$24,784	$57,031	$(39,062)	$—	$42,753
Pre-tax equity in (loss)/earnings of affiliates	(383)	8,068	79	—	7,764
Depreciation & amortization	25,823	6,545	4,904	—	37,272
Total interest expense	17	83	16,498	—	16,598
Stock-based compensation	2,802	1,323	5,682	—	9,807
Non-operating investment loss	—	—	1,590	—	1,590
Efficiency investments	—	—	350	—	350
Transaction costs	1,440	—	258	—	1,698
Adjusted EBITDA	$54,483	$73,050	$(9,701)	$—	$117,832

	For the Three Months Ended June 30, 2014
(in thousands)	D&A	TPS	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$28,162	$38,644	$(35,074)	$—	$31,732
Pre-tax equity in (loss)/earnings of affiliates	(202)	6,409	66	—	6,273
Depreciation & amortization	25,812	6,615	2,939	—	35,366
Total interest expense	(21)	73	16,228	—	16,280
Stock-based compensation	1,691	1,300	4,759	—	7,750
Impairment loss	174	3,900	—	—	4,074
Non-operating investment gains	—	(6,012)	—	—	(6,012)
Efficiency investments	—	—	694	—	694
Transaction costs	—	—	1,118	—	1,118
Adjusted EBITDA	$55,616	$50,929	$(9,270)	$—	$97,275

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED DILUTED EPS
UNAUDITED

	For the Three Months Ended June 30, 2015
(in thousands, except per share amounts)	D&A	TPS	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$24,784	$57,031	$(39,062)	$—	$42,753
Pre-tax equity in (loss)/earnings of affiliates	(383)	8,068	79	—	7,764
Stock-based compensation	2,802	1,323	5,682	—	9,807
Non-operating investment loss	—	—	1,590	—	1,590
Efficiency investments	—	—	350	—	350
Transaction costs	1,440	—	258	—	1,698
Amortization of acquired intangibles	6,893	2,822	—	—	9,715
Interest expense adjustments	—	—	444	—	444
Depreciation of certain acquired proprietary technology included in property and equipment	2,880	—	—	—	2,880
Adjusted pretax income from continuing operations	$38,416	$69,244	$(30,659)	$—	$77,001
Tax provision (35% rate)					26,950
Less: Net income attributable to noncontrolling interests					258
Adjusted net income attributable to CoreLogic					$49,793
Weighted average diluted common shares outstanding					90,963
Adjusted diluted EPS					$0.55

	For the Three Months Ended June 30, 2014
(in thousands, except per share amounts)	D&A	TPS	Corporate	Elim	CoreLogic
Income/(loss) from continuing operations before equity in earnings of affiliates and income taxes	$28,162	$38,644	$(35,074)	$—	$31,732
Pre-tax equity in (loss)/earnings of affiliates	(202)	6,409	66	—	6,273
Stock-based compensation	1,691	1,300	4,759	—	7,750
Non-operating investment gains	—	(6,012)	—	—	(6,012)
Efficiency investments	—	—	694	—	694
Impairment loss	174	3,900	—	—	4,074
Transaction costs	—	—	1,118	—	1,118
Amortization of acquired intangibles	7,308	2,671	—	—	9,979
Depreciation of certain acquired proprietary technology included in property and equipment	2,635	—	—	—	2,635
Adjusted pretax income from continuing operations	$39,768	$46,912	$(28,437)	$—	$58,243
Tax provision (38% rate)					22,132
Less: Net loss attributable to noncontrolling interests					230
Adjusted net income attributable to CoreLogic					$35,881
Weighted average diluted common shares outstanding					93,062
Adjusted diluted EPS					$0.39

CORELOGIC, INC.
RECONCILIATION TO FREE CASH FLOW
UNAUDITED

For the Twelve Months Ended June 30, 2015
Net cash provided by operating activities - continuing operations	$340,617
Purchases of property and equipment	(47,225)
Purchases of capitalized data and other intangible assets	(37,303)
Free Cash Flow	$256,089